IDT Corporation Completes Sale of U.K.-Based Toucan Consumer Phone Services Business to Pipex Communications plc

Newark, N.J., October 12, 2006 - IDT Corporation (NYSE: IDT, IDT.C) today announced that it has closed its previously announced sale of IDT’s U.K.-based Toucan consumer phone services business to Pipex Communications plc (AIM: PXC.L) for £20m in cash and £4m in Pipex stock.

About IDT
IDT Corporation is an innovative and opportunistic multinational holding company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT's Capital division incubates newer businesses, and the company's Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Through Net2Phone, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital's operations include an Energy Services Company (ESCO) in New York State, ethnic food distribution, brochure distribution and other initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

About Pipex
Pipex is a multiple award-winning provider of integrated telecommunications and Internet services. With a broad customer base including small/home-offices and blue chip companies, Pipex provides a comprehensive range of consumer, business and corporate voice, broadband, security domain name registration and shared and dedicated hosting solutions. Pipex’s focus is simple: enabling businesses and consumers to achieve their aspirations through proven communications services and emerging technologies. This is achieved through an extensive portfolio of high-speed Internet connectivity, managed services and hosting, security and voice products - combining exceptional performance, innovation and a commitment to customer service.
Owning one of the UK’s most extensive communication networks, Pipex boasts more than 100 Points of Presence (PoPs) nationwide. In addition, state-of-the-art data centres, which are manned and monitored 24x7, ensure the security of Pipex’s customers’ business critical applications. Its commitment to investing in its technology infrastructure ensures that Pipex continues to deliver the most scalable, resilient, secure and reliable services.

Contact:
IDT Corporation:	Investor Relations
Gil Nielsen	Yossi Cohn
973-438-3553	973-438-3858

Pipex Communications plc:
Chairman
Peter Dubens
+44 20 7766-6909

Financial Dynamics (financial PR)
Juliet Clarke / Edward Bridges / Hannah Sloane
+44 20 7831 3113